EXHIBIT 99.1

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Dear Ally,

As a long-time shareholder, reader, friend or perhaps advertiser in one of Multimedia Platforms’ publications, I want to thank you for your support. If we have not yet met, I am Robert Blair, Founder and CEO of Multimedia Platforms (Stock Symbol: MMPW), the only nationwide publicly traded LGBT media company. I started this company to give a coherent voice to our LGBT community—one that is powerful enough to be heard on Wall Street, in Washington, D.C. and beyond.

The first three quarters of 2015 have been focused on growth and expansion. We have acquired three of the most prominent brands in LGBT media and publishing. Multimedia Platforms now owns five iconic brands—the Florida Agenda, Frontiers Media, FunMaps, Guy magazine and Next magazine. Collectively, our five brands represent 7.5 million readers and 4 million unique online visitors annually, in America’s top three LGBT markets of California, Florida and New York, as well as 40-plus cities across North America.

Our brands will maintain their individual identities and websites. Established in California,Frontiers will expand to the East Coast, becoming America’s national gay lifestyle brand, and Next, NY’s leading gay brand, will bring its mix of nightlife and pop culture to California. In short, Multimedia Platforms has started to consolidate what has been a fragmented LGBT media community, creating a national media company with a local presence in each market, laying the foundation to uniquely serve the global $3 trillion dollar LGBT market like no other.

We are the only LGBT media company to be publicly traded. I wanted to take Multimedia Platforms public in order to allow the LGBT community, and its supporters, the opportunity to share in our success and benefit from being on the right side of history.

We are truly creating a first-of-its-kind media company that will have global reach and influence at a time when the business world recognizes the power and influence of the LGBT community.

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In the first quarter of 2016 we will launch WiRLD, the first digital media hub that will give users around the globe a completely new way to interact with and share content online, which is both unique and aggregated and includes news, entertainment, pop culture and lifestyle stories, social blogs, photos and premium video, all curated specifically for the LGBT community right down to the individual user, that will drive new traffic and engagement with social media platforms and WiRLD advertisers. Through WiRLD, Multimedia Platforms will reach out to a global audience, expanding both organically and strategically around the world, positioning our company for fundamental growth.

As you can tell, we have accomplished a lot, and we still have work to do—building upon the strengths of the past to create an even stronger future.

I look forward to meeting you in my travels, as well as interacting in the soon-to-be-launched Skype Shareholder Meetings.

Please take a few moments to review the news article links I have included below. Familiarize yourself with Multimedia Platforms’ accomplishments and learn what other media heavyweights are saying about Multimedia Platforms.

Let’s do something powerful together, and let's be remembered for having been on the right side of history! Thank you in advance for your time and consideration.

Sincerely,

Robert (Bobby) Blair
Founder and CEO, Multimedia Platforms, Inc. (MMPW)

1.800.471.0610  |  bobbyblair@mmplgbt.com  |  multimediaplatformsinc.com

RECENT COVERAGE:  CNN Money, The Hollywood Reporter, The Observer, Women's Wear Daily

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